UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2018

RLI Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-09463	37-0889946
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (309) 692-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2018, RLI Corp. (the “Company”) replaced its expiring credit line by entering into a Credit Agreement (the “Credit Agreement”) replacing the Company’s existing credit line with JPMorgan Chase Bank, N.A., as Administrative Agent, and JP Morgan Chase Bank, N.A., as Lead Arranger and Sole Bookrunner, and the lenders that may from time to time become parties thereto, as Lenders.

The Credit Agreement provides for an unsecured two -year, $50 million revolving credit facility (the “Credit Facility”), with two optional, one year extensions permitted if certain conditions are met. The Credit Facility includes an "accordion" feature that allows the Company, under certain circumstances, to increase the size of the Credit Facility up to $75 million.

At the Company's election, an advance may be made under the Credit Facility either: (1) for a specific one, two, three, or six-month term (“Eurodollar Borrowing”), or (2) on an overnight basis using an alternative base rate (“ABR Borrowing”)

A Eurodollar Borrowing will bear interest at a rate per annum equal to the Adjusted LIBO Rate for the applicable interest period (the sum of (a) the LIBO Rate for such period multiplied by the Statutory Reserve Rate, plus (b) the applicable margin, which ranges from 1.125% to 1.375%, depending on the Company’s debt ratings). An ABR Borrowing will bear interest at a rate per annum equal to the Alternative Base Rate (the highest of (x) the Prime Rate in effect on such day, (y) the NYFRB Rate in effect on such day plus ½ of 1%, and (z) the Adjusted LIBO Rate for a one-month interest period, plus 1%), plus the applicable margin (which ranges from 0.125% to 0.375%, depending on the Company’s debt ratings).

Commitment fees on the average daily unused portion of the Credit Facility are payable at rates per annum ranging from 0.15% to 0.225%, depending on the Company's debt ratings. The Credit Facility may be used for working capital and other general corporate purposes. The Credit Facility termination date is May 24, 2020.

The Credit Agreement contains certain affirmative and negative covenants, including those relating to, among other things, dividends, mergers, asset sales, investments and acquisitions, liens, reinsurance, transactions with affiliates, and other matters customarily restricted in such agreements. In addition, the Credit Agreement requires that the Company maintain: (a) a ratio of consolidated indebtedness to consolidated total capitalization of not more than 0.30 to 1.00, and (b) Risk-Based Capital requirements at primary insurance subsidiaries of at least 450%.

In the ordinary course of their respective businesses, the Administrative Agent and other parties to the Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the credit agreement evidencing the Credit Agreement, which is attached hereto as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Credit Agreement, dated as of May 24, 2018, among RLI Corp., JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. MorganChase Bank, N.A., as Lead Arranger and Sole Bookrunner, and the lenders that may from time to time become parties thereto, as Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pril
RLI CORP.

Date: May 30, 2018	By:	/s/ Jeffrey D. Fick
Jeffrey D. Fick
Sr. Vice President, Chief Legal Officer